Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
iPCS, INC.
AT
$24.00 NET PER SHARE
BY
IRELAND ACQUISITION CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
SPRINT NEXTEL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 25, 2009, UNLESS THE OFFER IS EXTENDED.

October 28, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 28, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements to such documents, collectively constitute the “Offer”) relating to an offer by Ireland Acquisition Corporation, a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”), to purchase all outstanding shares of common stock, par value $0.01 per share (“Shares”), of iPCS, Inc., a Delaware corporation (the “Company”), at a purchase price of $24.00 per share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 18, 2009 (the “Merger Agreement”), by and among Sprint Nextel, the Offeror and the Company. This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

We, or our nominees, are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish to tender any or all Shares held by us for your account, upon the terms and conditions set forth in the Offer.

Please note the following:

1. The offer price is $24.00 per share, net to you in cash less any required withholding taxes and without interest, subject to the terms and conditions set forth in the Offer.

2. The board of directors of the Company unanimously (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger (as defined below), are fair to and in the best interests of the Company’s stockholders, (ii) approved, authorized and declared advisable the Merger Agreement and approved and authorized the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer, and to the extent applicable, adopt the Merger Agreement.

3. The Offer is being made for all of the outstanding Shares.

4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, November 25, 2009, unless the Offer is extended.

5. The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into the Company (the “Merger”). Following the Merger, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Sprint Nextel and the separate corporate existence of the Offeror will cease. At the effective time of the Merger, each outstanding Share will be converted into the right to receive the price per share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

6. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date of the Offer (as defined in the “Introduction” section of the Offer to Purchase) a number of Shares that represents at least a majority of the then outstanding Shares on a fully diluted basis. The Offer is also subject to the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt or waiver of the required approval from the Federal Communications Commission and other regulatory approvals (subject to certain exceptions in the case of the Federal Communications Commission approval), no change, condition, event or development having occurred that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (as defined in the Merger Agreement) and the satisfaction of certain other terms and conditions.

7. Tendering stockholders who are record owners of their Shares and tender directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES
OF
iPCS, INC.
AT
$24.00 NET PER SHARE
BY
IRELAND ACQUISITION CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
SPRINT NEXTEL CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 28, 2009, and the related Letter of Transmittal in connection with the offer by Ireland Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Sprint Nextel Corporation, a Kansas corporation, to purchase all of the outstanding Shares of iPCS, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and conditions set forth in the Offer.

Dated:                     , 2009

NUMBER OF SHARES TO BE TENDERED:	PLEASE SIGN HERE

Shares[1]
Signature(s)

Please type or print name(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

1 Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

3